Exhibit 10.1

THE LUBRIZOL CORPORATION 2005 STOCK INCENTIVE PLAN

(As Amended June 28, 2011)

Section 1. Purpose.

The purposes of The Lubrizol Corporation 2005 Stock Incentive Plan are to encourage selected employees of The Lubrizol Corporation and its Subsidiaries and Outside Directors of the Company to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of shareholders, and to enhance the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

Section 2. Definitions.

As used in the Plan, the following terms have the meanings set forth below:

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Stock Award granted pursuant to the provisions of the Plan.

(b) “Award Agreement” means a written document evidencing any Award granted hereunder, signed by the Company and delivered to the Participant or Outside Director, as the case may be.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” means a committee of not less than three (3) Outside Directors of the Board, each of whom must be a “disinterested person” within the meaning of Rule 16b-3(d)(3) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule or statute; provided, however, that with respect to Awards granted to non-Section 16 officers, “Committee” may mean the Chair of the Organization and Compensation Committee of the Board of Directors and at least one other member of the Organization and Compensation Committee.

(f) “Company” means The Lubrizol Corporation.

(g) “Employee” means any employee of the Company or of any Subsidiary.

(h) “Fair Market Value” means the closing price of a Share on the New York Stock Exchange on the Grant Date (in the case of a Grant), or any other relevant date.

(i) “Full-value Awards” means Awards that result in the Company transferring the full value of any underlying Share issued in the transaction. Full-value Awards will include all Restricted Stock Awards, performance shares, performance rights, Stock-settled SARs, and certain other stock based Awards.

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(j) “Grant Date” means the date on which the Board approves the grant of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Stock Award, and, with respect to a Restricted Stock Unit Award granted to an Outside Director, the date specified pursuant to Section 10 on which such Award is granted.

(k) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422A of the Code or any successor provision thereto.

(l) “Non-Statutory Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(m) “Option” means an option to purchase Shares granted hereunder.

(n) “Option Price” means the purchase price of each Share under an Option.

(o) “Outside Director” means a member of the Board who is not an employee of the Company or of any Subsidiary.

(p) “Participant” means an Employee who is selected by the Committee to receive an Award under the Plan.

(q) “Plan” means The Lubrizol Corporation 2005 Stock Incentive Plan.

(r) “Restricted Stock Award” means an award of restricted Shares under Section 8 hereof.

(s) “Restricted Stock Unit Award” means an award of restricted stock units under Section 10 hereof.

(t) “Restriction Period” means the period of time specified in an Award Agreement during which the following conditions remain in effect: (i) certain restrictions on the sale or other disposition of Shares awarded under the Plan, (ii) subject to the terms of the applicable Award Agreement, the continued employment of the Participant, and (iii) other conditions forth in the applicable Award Agreement.

(u) “Shareholders’ Meeting” means the annual meeting of shareholders of the Company in each year.

(v) “Shares” means common shares without par value of the Company.

(w) “Stock Appreciation Right” means the right to receive a payment in cash or in Shares, or in any combination thereof, from the Company equal to the excess of the Fair Market Value of a stated number of Shares at the exercise date over a fixed price for such Shares.

(x) “Stock Award” means the grant of Shares under the Plan.

(y) “Stock-settled SAR” means the grant of a Stock Appreciation Right whereby the appreciation of the underlying Shares (the value to the Employee from the exercise of any Stock Appreciation Right grant) is settled in Shares, either for the full number of Shares or the appreciation net of any tax obligation.

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(z) “Subsidiary” means a corporation which is at least 80% owned, directly or indirectly, by the Company.

(aa) “Voting Stock” means the then-outstanding securities entitled to vote generally in the election of directors of the Company.

Section 3. Administration.

The Plan is administered by the Committee. Members of the Committee are appointed by and serve at the pleasure of the Board, and may resign by written notice filed with the Chairman of the Board or the Secretary of the Company. A vacancy on the Committee will be filled by the appointment of a successor member by the Board. Subject to the express provisions of this Plan, the Committee has conclusive authority to select Employees to be Participants for Awards and determine the type and number of Awards to be granted, to construe and interpret the Plan, any Award granted hereunder, and any Award Agreement entered into hereunder, and to establish, amend, and rescind rules and regulations for the administration of this Plan and has additional authority as the Board may from time to time determine to be necessary or desirable. Notwithstanding the foregoing, the Committee does not have the discretion with respect to Restricted Stock Awards granted to Outside Directors pursuant to Section 10 as to prevent any Award granted under this Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, as set forth in Rule 16b-3 thereunder or any successor rule or statute.

Section 4. Shares Subject to the Plan.

(a) Subject to adjustment as provided in the Plan, the maximum number of shares as to which Awards may be granted under this Plan is 4,000,000 Shares, of which no more than 2,000,000 Shares can be settled as full-value Awards; provided, however, that no more than 500,000 Shares will be available for grant to any Participant during a calendar year. In addition to the stated maximums described above, this Plan provides the Committee with the flexibility to convert the Shares reserved solely for Options and the grant of Stock Appreciation Rights into “full value” awards (e.g., restricted stock, performance shares, etc.). Specifically:

(i) For every Option or Stock Appreciation Right granted, the number of Shares available for grant shall be reduced by one Share for every one Share granted;

(ii) For each of the first 2,000,000 Shares granted as Awards other than Options or the grant of a Stock Appreciation Right, the number of Shares available for grant shall be reduced by one Share for every one Share granted;

(iii) For any Awards settled as a full-value Award in excess of the 2,000,000 Share limit, the number of Shares available for grant shall be reduced by three Shares for every one Share granted

For example, if we issue 2,000,000 Shares as performance shares prior to exhausting our pool of shares for Options, the Committee has the flexibility to convert a portion of the remaining options into other Award types, but it must be consistent with the 3-to-1 ratio described above.

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The Company believes this provision provides for the maximum equity plan design flexibility while continuing to protect the long-term interests of shareholders.

(b) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury shares. If: (i) any Shares subject to any Award granted hereunder are forfeited, (ii) any Award otherwise terminates without the issuance of Shares or payment of other consideration in lieu of Shares; (iii) Shares are used to pay the exercise price of an Option; or (iv) Shares are withheld from issuance to pay withholding taxes, the Shares subject to the Award, to the extent of any such forfeiture, termination or withholding, will not again be available for issuance under the Plan.

(c) The number of Shares which remain available for issuance pursuant to this Plan, together with Shares subject to outstanding Awards, at the time of any change in the Company’s capitalization, including stock splits, stock dividends, mergers, reorganizations, consolidations, recapitalizations, or other changes in corporate structure will be appropriately and proportionately adjusted to reflect such change in capitalization.

Section 5. Eligibility.

Any Employee is eligible to be selected as a Participant.

Section 6. Stock Options.

Non-Statutory Stock Options and Incentive Stock Options may be granted hereunder to Participants either separately or in conjunction with other Awards granted under the Plan. Any Option granted to a Participant under the Plan will be evidenced by an Award Agreement in the form as the Committee may from time to time approve. Any Option will be subject to the following terms and conditions and to any additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee deems desirable.

(a) Option Price. The purchase price per Share under an Option will be fixed by the Committee in its sole discretion; provided that the purchase price will not be less than one hundred percent (100%) of the Fair Market Value of the Share on the Grant Date of the Option. Payment of the Option Price may be made in cash, Shares, or a combination of cash and Shares, as provided in the Award Agreement relating thereto.

(b) Option Period. The term of each Option will be fixed by the Committee in its sole discretion; provided that no Incentive Stock Option may be exercisable after the expiration of ten years from the Grant Date.

(c) Exercise of Option. Options may be exercisable to the extent of fifty percent (50%) of the Shares subject thereto after one year from the Grant Date, seventy-five percent (75%) of such Shares after two years from the Grant Date, and one hundred percent (100%) of such Shares after three years from the Grant Date, subject to any provisions respecting the exercisability of Options that may be contained in an Award Agreement.

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(d) Incentive Stock Options. The aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company, of any parent corporation, or Subsidiary) will not exceed $100,000 or, if different, the maximum limitation in effect at the Grant Date under Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder will comply in all respects with the provisions of Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder.

Section 7. Stock Appreciation Rights.

Stock Appreciation Rights may be granted hereunder to Participants either separately or in conjunction with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Any Stock Appreciation Right related to a Non-Statutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. Any Stock Appreciation Right related to an Option will be exercisable only to the extent the related Option is exercisable. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof terminates and is no longer exercisable upon the termination or exercise of the related Option. Similarly, upon exercise of a Stock Appreciation Right as to some or all of the Shares covered by a related Option, the related Option will be canceled automatically to the extent of the Stock Appreciation Rights exercised, and such Shares will not thereafter be eligible for grant under Section 4(a). The Committee may impose any conditions or restrictions on the exercise of any Stock Appreciation Right as it deems appropriate.

Section 8. Restricted Stock Awards.

(a) Issuance. Restricted Stock Awards may be issued hereunder to Participants, either separately or in conjunction with other Awards granted under the Plan. Each Award under this Section 8 will be evidenced by an Award document from the Company which will specify the vesting schedule, any rights of acceleration and such other terms and conditions as the Board determines, which need not be the same with respect to each Participant.

(b) Registration. Shares issued under this Section 8 will be evidenced by issuance of a stock certificate or certificates registered in the name of the Participant bearing the following legend and any other legend required by, or deemed appropriate under, any federal or state securities laws:

The sale or other transfer of the common shares represented by this certificate is subject to certain restrictions set forth in the Award document granted to                                 (the registered owner) by The Lubrizol Corporation dated                                 , under The Lubrizol Corporation 2005 Stock Incentive Plan. A copy of the Plan and Award document may be obtained from the Secretary of The Lubrizol Corporation.

Unless otherwise provided in the Award document from the Company, the certificates will be retained by the Company until the expiration of the Restriction Period. Upon the expiration of the Restriction Period, the Company will (i) have the legend removed from the certificates for the Shares to which a Participant is entitled in accordance with the Award document from the Company and (ii) release the Shares to the custody of the Participant.

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(c) Forfeiture. Except as otherwise determined by the Committee at the Grant Date, upon separation of service of the Participant for any reason during the Restriction Period, all Shares still subject to restriction will be forfeited by the Participant and retained by the Company; provided that in the event of a Participant’s retirement, permanent disability, death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Participant’s Shares. In such case, unrestricted Shares will be issued to the Participant at the time determined by the Committee.

(d) Rights as Shareholders. At all times during the Restriction Period, Participants will be entitled to full voting rights with respect to all Shares awarded under this Section 8 and will be entitled to dividends with respect to the Shares.

Section 9. Stock Awards.

Awards of Shares may be granted hereunder to Participants, either separately or in conjunction with other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee has the sole and complete authority to determine (i) the Employees to whom Awards will be granted, (ii) the time or times at which the Awards will be granted, (iii) the number of Shares to be granted pursuant to the Awards, and (iv) all other conditions of the Awards. Conditions may include issuance of Shares at the time of the Award is granted or issuance of Shares at a time or times subsequent to the time the Award is granted, which subsequent times may be specifically established by the Committee and/or may be determined by reference to the satisfaction of one or more performance measures specified by the Committee. The provisions of Stock Awards need not be the same with respect to each Participant.

Section 10. Outside Directors’ Restricted Stock Unit Awards.

On the close of business on the date of each Annual Meeting of Shareholders, each Outside Director will automatically be granted a number of Restricted Stock Units equal to an amount calculated by dividing $75,000 by the Fair Market Value of a Share on the Grant Date, which will be subject to the following terms and conditions and to any additional terms and conditions, not inconsistent with the provisions of the Plan, as are contained in the applicable Award Agreement. For Outside Directors who are appointed to the Board of Directors on a date other than an Annual Meeting of Shareholders, there will be automatically granted a number of Restricted Stock Units equal to an amount calculated by dividing $75,000 by 12 and multiplying the result by the number of remaining full months until the next Annual Meeting of Shareholders and then dividing that result by the Fair Market Value of a Share on the date the Outside Director is appointed to the Board of Directors.

(a) Vesting. Restricted Stock Unit Awards granted pursuant to this Section 10 will vest upon the earliest to occur of the following dates:

(i) the earlier of (A) one year after the Grant Date or (B) the next Annual Meeting of Shareholders;

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(ii) separation from service under a retirement plan or policy of the Company;

(iii) death while serving as a director; or

(iv) Change in Control pursuant to Section 11.

Section 11. Change in Control.

(a) Notwithstanding any provision in this Plan to the contrary, in the event of an occurrence of a Change in Control of the Company (as defined paragraph (b)), the portion of outstanding Performance Share Unit Awards and performance-based Restricted Stock Awards that may be paid to a Participant will be determined based on performance as of the date of the Change in Control, subject to the terms of the Award agreement, and outstanding Options and Stock Appreciation Rights will become 100% exercisable, and any other outstanding Awards (other than Restricted Stock Unit Awards, Performance Share Unit Awards and performance-based Restricted Stock Awards) will become fully vested without any restrictions, upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause (as defined below), for such separation from service exists or has occurred, including without limitation other employment):

(i) Any separation from service of the Participant by the Company within three years following the Change in Control of the Company, which separation from service is for any reason other than for Cause, or is as a result of the death of the Participant, or is by reason of the Participant’s disability and the actual receipt of disability benefits pursuant to the long-term disability plan in effect for Employees immediately prior to the Change in Control of the Company; or

(ii) Separation from service by the Participant of his employment with the Company and any Subsidiary within three years after the Change in Control of the Company upon the occurrence of any of the following events:

(A) Failure to elect or reelect or otherwise to maintain the Participant in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Participant held immediately prior to a Change in Control of the Company.

(B) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary that the Participant held immediately prior to the Change in Control of the Company, a reduction in the aggregate of the Participant’s base and incentive pay opportunities, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Participant of the change or reduction, as the case may be;

(C) A determination by the Participant made in good faith that as a result of a Change in Control of the Company and a change in circumstances thereafter significantly affecting his position, including without limitation a change in the scope of the business or other activities for which he was responsible immediately prior to a Change in Control of the Company, he has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities,

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powers, functions, responsibilities or duties attached to the position held by the Participant immediately prior to the Change in Control of the Company, which situation is not remedied within 10 calendar days after written notice to the Company from the Participant of such determination;

(D) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) assumes all the duties and obligations of the Company under this Agreement;

(E) The Company relocates its principal executive offices, or requires the Participant to have his principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change of Control of the Company or to travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him prior to the Change of Control of the Company without, in either case, his prior written consent.

(b) For purposes of this Plan, a “Change in Control of the Company” means the occurrence of any of the following events:

(i) The date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(ii) The date any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or person) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company.

(iii) The date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

(iv) The date that any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before the acquisition or acquisitions.

For purposes of this Section 11(b) of the Plan, the terms “person” and “group” have the same meaning as provided in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

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(c) For purposes of this Section 11 of the Plan, “Cause” means that, prior to any separation from service pursuant to Section 11(a) hereof, the Participant committed:

(i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company and/or any Subsidiary;

(ii) intentional wrongful damage to property of the Company and/or any Subsidiary;

(iii) intentional wrongful disclosure of secret processes or confidential information of the Company and/or any Subsidiary; or

(iv) intentional wrongful engagement in any Competitive Activity (as defined below);

and any such act materially is harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of the Participant will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Participant will not be deemed to have been separated from service for “Cause” hereunder unless and until there is delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant had committed an act set forth above in this Section 11(c) and specifying the particulars thereof in detail. Nothing herein will limit the right of the Participant or his beneficiaries to contest the validity or propriety of any such determination.

(d) For purposes of this Section 11 of the Plan, the term “Competitive Activity” means the Participant’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 25% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” does not include (i) the mere ownership of securities in any such enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any such enterprise other than in connection with the competitive operations of such enterprise.

Section 12. Amendments and Termination.

The Board may, at any time, amend, alter or terminate the Plan, but no amendment, alteration, or termination may be made that would impair the rights of an Outside Director or Participant under an Award previously granted, without the Outside Director’s or Participant’s consent, or that without the approval of the shareholders would:

(a) except as is provided in Sections 4(b) and 13(c) of the Plan, increase the total number of Shares which may be issued under the Plan;

(b) change the class of employees eligible to participate in the Plan; or

(c) materially increase the benefits accruing to Participants under the Plan;

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so long as such approval is required by law or regulation; provided that, as long as required by law or regulation, the provisions of Section 10 hereof may not be amended or altered more than once every six (6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

The Committee may amend the terms of any Award heretofore granted (except, with respect to Restricted Stock Awards granted pursuant to Section 10 hereof, only to the extent not inconsistent with Rule 16b-3 under the Exchange Act or any successor rule or statute), prospectively or retroactively, but no such amendment may impair the rights of any Participant or Outside Director without his consent.

Section 13. General Provisions.

(a) No Option or other Award may be assignable or transferable by a Participant or an Outside Director otherwise than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights may be exercised during the Participant’s lifetime only by the Participant, or, if permissible under applicable law, by the guardian or legal representative of the Participant.

(b) The term of each Award will be for a period of months or years from its Grant Date as may be determined by the Committee or as set forth in the Plan; provided that in no event may the term of any Incentive Stock Option or any Stock Appreciation Right related to any Incentive Stock Option exceed a period of ten (10) years from the Grant Date.

(c) In the event of a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure such that Shares are changed into or become exchangeable for a larger or smaller number of Shares, thereafter the number of Shares subject to outstanding Awards granted to Participants and to any Shares subject to Awards to be granted to Participants pursuant to this Plan will be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of Shares by reason of such change in corporate structure; provided, however, that the number of Shares will always be a whole number, and the purchase price per Share of any outstanding Options will, in the case of an increase in the number of Shares, be proportionately reduced, and, in the case of a decrease in the number of Shares, be proportionately increased. The above adjustment will also apply to any Shares subject to Restricted Stock Awards granted to Outside Directors pursuant to the provisions of Section 10.

(d) No Employee may have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

(e) The prospective recipient of any Award under the Plan will not, with respect to the Award, be deemed to have become a Participant, or to have any rights with respect to the Award, until and unless the recipient complies with the then applicable terms and conditions.

(f) All certificates for Shares delivered under the Plan pursuant to any Award will be subject to any stock-transfer orders and other restrictions as the Committee deems advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and

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any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) Except as otherwise required in any applicable Award document or by the terms of the Plan, Participants will not be required, under the Plan, to make any payment other than the rendering of services.

(h) The Company is authorized to withhold from any payment under the Plan, whether the payment is in Shares or cash, all withholding taxes due in respect of the payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(i) Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(j) Nothing in the Plan interferes with or limits in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor does the Plan confer upon any Participant any right to continued employment with the Company or any Subsidiary.

(k) For Awards granted on or after February 22, 2010, the Committee may cause to be forfeited any outstanding Award and may seek to recoup any economic gains from any Participant who engages in conduct that was not in good faith and that disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its Subsidiaries, including, but limited to, conduct that leads to a restatement of the Company’s financial statements.

Section 14. Effective Date of the Plan.

The Plan will be effective upon adoption of the Plan by the Board of Directors of the Company. The Plan will be submitted to the shareholders of the Company for approval within one year after its adoption by the Board of Directors, and if the Plan is not approved by the shareholders, the Plan will be void and of no effect. Any Awards granted under the Plan prior to the date the Plan is submitted for approval by the shareholders will be void if the shareholders do not approve the Plan.

Section 15. Expiration of the Plan.

Awards may be granted under this Plan at any time prior to April 1, 2010, on which date the Plan will expire but without affecting any outstanding awards.

Section 16. Amendments Related to Agreement and Plan of Merger

Reference is hereby made to the Agreement and Plan of Merger, dated as of March 13, 2011, as amended from time to time, by and among the Company, Berkshire Hathaway, Inc. and Ohio Merger Sub, Inc. (the “Merger Agreement”). Each capitalized term used in the following sections but not defined in the Plan shall have the meaning set forth in the Merger Agreement.

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All Awards subject to performance-based vesting conditions and granted to a Participant with respect to the 2009-2011 LTIP cycle (a “2009 LTIP Award”) or the 2010 – 2012 LTIP Cycle (a “2010 LTIP Award”) shall be settled by way of a Cash Payment, and shall not be settled in, or otherwise entitle Participant to receive any Shares or any other non-cash consideration. The “Cash Payment” is defined as an amount in cash equal to the product of (x) the number of Shares or Units that were granted to a Participant under a 2009 LTIP Award or a 2010 LTIP award and (y) $135.

Section 17. 2009 LTIP Awards and Payments

Notwithstanding the terms of any Award, payments with respect to each 2009 LTIP Award shall be made only as set forth in these Sections 17 and 18. For the avoidance of doubt, the Company hereby determines that after the Effective Time, no awards or other payments with respect to a 2009 LTIP Award shall be made pursuant to Sections 2, 3, or Exhibit A of any such Award, which provisions shall be null and void and of no further force or effect as of the Effective Time. These Sections 17 and 18 are only applicable to 2009 LTIP Awards.

A. Participant Retirement On or After the Effective Time. If a Participant separates from service due to retirement (either normal or early retirement) on or after the Effective Time but prior to December 30, 2011, Participant will receive a pro-rata Cash Payment in respect of Participant’s 2009 LTIP Award within 60 days after retirement, but, as to Participants subject to United States income taxation (“U.S. Participants”), no later than December 30, 2011. The amount of such Cash Payment will be based on: (a) the number of full months between January 1, 2009 and the date of retirement during which Participant was an active employee (not on a long term disability leave of absence); and (b) the Company’s performance, determined as of the date of retirement in accordance with Section 18 of the Plan.

B. Participant Death On or After the Effective Time. If a Participant separates from service due to death on or after the Effective Time but prior to December 30, 2011, Participant’s beneficiary will receive a pro-rata Cash Payment in respect of Participant’s 2009 LTIP Award within 60 days after Participant’s death, but, as to U.S. Participants, no later than December 30, 2011. The amount of such Cash Payment will be based on: (a) the number of full months between January 1, 2009 and the date of death during which Participant was an active employee (not on a long term disability leave of absence); and (b) the Company’s performance, determined as of the date of death in accordance with Section 18 of the Plan. If the Company does not have a beneficiary election on file on the date of Participant’s death, the Cash Payment will be distributed to Participant’s spouse, or if no spouse is living at the time of the distribution of the Cash Payment, to Participant’s children who are living, or if Participant has no living children at the time of the distribution of the Cash Payment, to Participant’s estate.

C. Other Participant Separation From Service On or After the Effective Time. If Participant separates from service (voluntarily or involuntarily) for any reason not specified in subsection A. or B. of this Section 17 on or after the Effective Time but prior to December 30, 2011, Participant will not be entitled

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to receive the Cash Payment or any other consideration in respect of the 2009 LTIP Award, unless otherwise specifically approved by the Company’s Chief Executive Officer. If approved by the Company’s Chief Executive Officer, Participant will receive a pro-rata Cash Payment in respect of Participant’s 2009 LTIP Award within 60 days after separation from service, but, as to U.S. Participants, no later than December 30, 2011. The amount of such Cash Payment will be based on: (a) the number of full months between January 1, 2009 and the date of separation from service during which Participant was an active employee (not on a long term disability leave of absence); and (b) the Company’s performance, determined as of the date of separation from service in accordance with Section 18 of the Plan.

D. Participant Employed By the Company on December 30, 2011. If a Participant has not separated from service as of December 30, 2011, Participant will receive a Cash Payment in respect of Participant’s 2009 LTIP Award as to U.S. Participants, on December 30, 2011, and as to non-U.S. Participants within 60 days of December 30, 2011. The amount of such cash payment will be based on: (a) the number of full months between January 1, 2009 and December 30, 2011 during which Participant was an active employee (not on a long term disability leave of absence); and (b) the Company’s performance, determined as of December 30, 2011 in accordance with Section 18 of the Plan.

Section 18. 2009 LTIP Award Performance Targets.

On and after the Effective Time, the Company’s performance with respect to 2009 LTIP Awards shall be determined by the Chief Executive Officer as follows. This Section 18 is only applicable to 2009 LTIP Awards.

A. For the time period between January 1, 2009 and the Effective Time, the Chief Executive Officer or his designee shall calculate the Company’s actual cumulative adjusted earnings per share, which shall be compared to the target for 2009 LTIP Awards as previously approved by the Committee to determine the Part A Payout Percentage.

B. For the period between the Effective Time and the relevant determination date (i.e., the date of Participant’s retirement, death, other separation from service, or December 30, 2011), the Chief Executive Officer or his designee shall calculate the Company’s actual average daily earnings before interest and taxes, which shall be compared to the Part B target described below to determine the Part B Payout Percentage.

C. The Part B target for the 2009 LTIP Award is as follows:

Average Daily Earnings (in $$MM)	Part B Payout Percentage
1.029	25%
1.068	50%
1.112	100%
1.174	150%
1.195	200%

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2005 STOCK INCENTIVE PLAN

D. Both the Part A and Part B Payout Percentages shall be determined without regard to: costs associated with acquisitions and divestitures, restructuring and impairment, accounting changes, tax expenses, or any costs or expenses incurred by the Company relating to the Merger Agreement, the transactions contemplated thereby, or any resulting reorganizations.

E. The Chief Executive Officer or his designee shall determine the total of the prorated Part A and Part B Payout Percentages, which shall not exceed 200%, and based on such percentage, shall calculate the Cash Payment to be made to a Participant or beneficiary with respect to a 2009 LTIP Award. The prorated Part A and Part B Payout Percentages will be calculated by multiplying each period’s Payout Percentage by the percentage of that period’s duration within the three year measurement period.